                                                                      Exhibit 11


                               FARREL CORPORATION
                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 (In thousands, except per share and share data)

                                                               Three Months Ended
                                                          March 30,         March 31,
                                                             2003              2002
                                                             ----              ----
Net loss applicable to common stock                            $(1,249)            $(760)
                                                        ===============   ===============
Weighted average number of common
shares outstanding -  Basic earnings per share               5,228,461         5,228,461

Effect of dilutive stock and purchase  options                     ---               ---
                                                        ---------------   ---------------

Weighted average number of common
shares outstanding - Diluted earnings per share              5,228,461         5,228,461
                                                        ===============   ===============

Net loss per common share-
  Basic                                                         $(0.24)           $(0.15)
                                                        ===============   ===============
  Diluted                                                       $(0.24)           $(0.15)
                                                        ===============   ===============

Options outstanding at March 30, 2003, to purchase 240,000 shares of common stock at prices ranging from $2 to $6 were not included in the computation of dilutive EPS for the period ending March 30, 2003, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at March 30, 2003, to purchase 105,000 shares of common stock at prices ranging from $0.60 to $0.81 were not included in the computation of dilutive EPS for the period ending March 30, 2003, because the effect of the options was anti-dilutive.

Options outstanding at March 31, 2002, to purchase 323,000 shares of common stock at prices ranging from $2 to $10 were not included in the computation of dilutive EPS for the period ending March 31, 2002, because the options' exercise prices were greater than the average market price of the common shares. Options outstanding at March 31, 2002, to purchase 90,000 shares of common stock at prices ranging from $0.60 to $0.81 were not included in the computation of dilutive EPS for the period ending March 31, 2002, because the effect of the options was anti-dilutive.




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